Exhibit 99.11

June 19, 2023

VIA EMAIL

Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF Robbie.McLaren@lw.com Attn: Robbie McLaren, Esq.

Dear Mr. McLaren:

We received the Information Circular dated June 16, 2023 (the “Circular”) of your client, Abcam plc (the “Company”), and respond to one of its points on behalf of our client, Dr. Jonathan Milner.

The Circular states: “On 5 June 2023, Dr. Milner published, and filed an amended Schedule 13D with the SEC disclosing, a proxy statement seeking to erroneously solicit proxy votes on a form of proxy card that had not been approved in accordance with the Articles of Association.”

The Company has no valid basis to withhold approval of Dr. Milner’s proxy card or to fail to recognize any votes cast using such card. It is in a standard form that is used regularly in hundreds of proxy contests annually. Its contents are very clear, tracking the resolutions verbatim, and without advocacy. It satisfies all the requirements of English law, and it would satisfy all the requirements of the U.S. proxy rules if they applied. Perhaps most importantly, it is crystal clear about its purpose and effect, both in authorizing a proxy and in directing voting by that appointed proxy, thereby providing shareholders a means to express and act on their intentions without any ambiguity or misunderstanding.

For such reasons, the Company’s vague and baseless accusation that there is anything erroneous about Dr. Milner’s solicitation provides yet more evidence of the current Board members’ efforts to entrench themselves at the expense of shareholder rights. The Company first refused Dr. Milner’s request to call a general meeting. When Dr. Milner persisted, the Company imposed a huge and unnecessary financial burden to deter him from calling the meeting himself. That tactic failed, and Dr. Milner called the meeting nonetheless. Now the Company signals its next strategy to undermine accountability at Abcam. While the Board failed to stop Dr. Milner from calling a general meeting, it now appears to seek to reject votes cast at such meeting. This behavior must stop.

Richard M. Brand Tel +1 212 504-5757 Fax +1 212 504-6666 richard.brand@cwt.com

Latham & Watkins (London) LLP

June 19, 2023

Enclosed is Dr. Milner’s revised proxy card, which now references the place and time of the general meeting that recently were published in the Circular. We ask that it be “approved” by whatever process the Company purports to follow under the Articles of Association, and that if there is any objection to it whatsoever, we be advised of that objection immediately.

More generally, we ask that the Company confirm now that it will recognize any and all proxies delivered and votes cast in connection with the upcoming general meeting where the intention of the shareholder voting is clear.

Furthermore, we all obviously recognize your client’s selection of July 12 as the meeting date with a July 6, 10 am voting cutoff for ADS holders for what it is — a cynical attempt to suppress shareholder vote turnout by having the deadline fall immediately after a U.S. holiday weekend at an unusual time of day.  We ask that you coordinate with the Depositary to move the voting deadline to a later date and hour.

Because of the limited time remaining before the general meeting, we ask that you respond to this letter by Wednesday, June 21, 2023.

Dr. Milner reserves all rights.

Very truly yours,

/s/ Richard M. Brand
Richard M. Brand

enc.

cc (w/enc.) Marc Perkins, Esq., General Counsel, Abcam plc

BLUE PROXY CARD

ABCAM PLC

THIS PROXY IS SOLICITED ON BEHALF OF DR. JONATHAN MILNER

I/We:

(Enter name(s) in full block capital letters, please)

Of:

being (a) member(s) of Abcam plc (the “Company”) hereby appoint each of Dr. Jonathan Milner, Mr. Cas Sydorowitz, Richard Brand, Esq., and Michael Newell, Esq., acting alone or together, as my/our proxy to attend, speak, and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at, and in their discretion on other matters that may properly come before, the General Meeting of Shareholders which is to be held at the offices of FTI Consulting, 200 Aldersgate, Aldersgate Street, London EC1A 4HD, United Kingdom, on 12 July 2023 at 2:00 p.m. (UK time), and at any adjournments, postponements or continuations thereof.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see n.2)
1.	That Peter Allen be removed from office as a director of the Company with immediate effect.
2.	That Michael S. Baldock be removed from office as a director of the Company with immediate effect.
3.	That Sally W. Crawford be removed from office as a director of the Company with immediate effect.
4.	That in the event any director of the Company is appointed after the Company’s receipt of the general meeting request dated May 30, 2023 and prior to this meeting, each such director be removed from office as a director of the Company with immediate effect.
5.	That Dr. Jonathan Milner, having consented to act, be appointed as a Director of the Company with immediate effect.
6.	That Dr. Jonathan Milner, having been appointed a Director of the Company, be further appointed to the position of Executive Chairman of the Company with immediate effect.
7.	That it is the consensus of the shareholders that, promptly after the conclusion of this meeting, the Board of Directors shall conduct a thorough search for candidates and shall appoint at least two additional, independent, highly qualified Directors to the Board whose qualifications will include significant capital allocation and biotechnology company operating experience.
8.	That the expenses incurred by Dr. Milner and those acting on his behalf in connection with his engagement with the Company in respect of the request to convene a general meeting be reimbursed by the Company.

Dated:

Signature(s):

Title:

This proxy, when properly executed, will be voted in the manner directed therein. If no such direction is made, this proxy will be voted FOR resolutions 1 through 8.

Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, this proxy will be voted FOR proposals 1 through 8.

2.	If you mark the box “abstain” it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	The form of proxy should be signed and dated by the member or his attorney duly authorized in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorized. Any alteration made to the form of proxy should be initialed.

4.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarized copy of such power of attorney or other authority) must be signed and dated and lodged, by delivering the proxy either by hand or by post to the Company’s registrar, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex, United Kingdom, BN99 6DA, or online at www.sharevote.co.uk, where full instructions on the procedure are given, in each case formally received by the Company no later than 2:00 p.m. (UK Time) on 10 July 2023.

5.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

6.	Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated.

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